EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 04/07/2006
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	3.05%	3.05%	7.24%
Class B Units	3.04%	3.04%	7.00%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDING APRIL 7, 2006

The Grant Park Futures Fund posted trading gains during the past week. Positions in the metals, interest rate products and stock indices were responsible for the majority of gains while losses came mainly from positions in the agricultural/soft commodity sector.

Long positions in the metal sector resulted in gains as prices for base metals were higher by the end of the week. Copper prices on the London Metals Exchange and on the New York Mercantile Exchange rallied as buying on behalf of commodity funds coupled with supply concerns pushed prices higher, according to analysts. A strike at Grupo Mexico SA’s La Caridad copper mine sent prices higher as investors’ worried that the work stoppage would curb supply. Reports of copper cathode shortages in Europe also boosted prices. Nickel and aluminum prices also rose, benefiting long positions. Long positions in the precious metals recorded gains as the May silver contract closed 55.0 cents higher than the previous week, settling at $12.07 per ounce. Analysts said that investors still harbored concerns that a silver-backed Exchange Traded Fund would hamper supply.

Prices for interest rate products were lower during the week, benefiting short positions in the sector. European fixed income prices were lower as data showed that growth in the region’s manufacturing purchasing managers’ index reached its highest level in over five years. The PMI, an index that measures European manufacturing activity, rose to 56.1 in March, up from 54.5 in February. Prices for Euro bunds fell on investors’ concerns that the jump in manufacturing might cause the European Central Bank to raise short-term interest rates. Short positions in the U.S. Treasury market also posted gains after prices for longer dated bonds came under pressure in response to comments from Federal Reserve officials that were interpreted by analysts to indicate that the U.S. Central Bank would raise short-term rates one more time unless economic data suggests differently. The prospect of a halt in the tightening cycle caused longer dated debt instruments to fall more quickly, resulting in gains to short positions in the U.S. thirty-year bond and ten-year note. Gains also came as prices for Eurodollars and five-year notes were lower for the week.

Long positions in the stock indices were profitable, led by gains in the Asian indices as strong performances from technology and mining stocks helped the Tokyo Nikkei to a higher close. Profits also came from long

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
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positions in the Hong Kong Hang Seng and in the Australian Share Price Index, where higher copper and zinc prices gave a boost to mining stocks.

Lastly, positions in the agricultural/soft commodity sector recorded losses for the week.  Short positions in the May cotton contract lost ground as prices were higher for the week. Long positions in sugar also lost ground as prices there were lower by week’s end.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com